THIRD AMENDMENT TO CREDIT AGREEMENT


          THIRD AMENDMENT, dated as of January 13, 1995 (this "Third Amendment"), among the signatories hereto to the Credit Agreement, dated as of June 24, 1993 (as previously amended by that certain First Amendment thereto, dated as of December 23, 1993, and that certain Second Amendment thereto, dated as of October 20, 1994, the "Credit Agreement"), among International Mill Service, Inc., a Pennsylvania corporation (the "Borrower"), EnviroSource, Inc., a Delaware corporation (the "Parent"), the lenders parties thereto (the "Lenders"), Banque Paribas, a banking organization organized under the laws of the Republic of France, Credit Lyonnais New York Branch, the New York branch of a banking organization organized under the laws of the Republic of France, and Chemical Bank, a New York banking corporation, as co-agents for the Lenders (in such capacity, the "Co-Agents"), and Chemical Bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").


                           W I T N E S S E T H :


          WHEREAS, the Borrower has requested and the Administrative Agent, the Co-Agents and the Lenders have agreed to amend subsection 7.8 of the Credit Agreement upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Administrative Agent, the Co-Agents and the Lenders have agreed to such amendment only upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

          1.  Defined Terms.  Terms defined in the Credit
Agreement are used herein with the meanings set forth in the Credit Agreement unless otherwise defined herein.

          2.  Subsection 7.8(e) (Limitation on Dividends).
Subsection 7.8 (e) of the Credit Agreement is hereby amended by deleting the dollar amount "$11,500,000" where it appears therein and inserting in lieu thereof the dollar amount "$13,725,000".

          3. Amendment Fee. The Borrower hereby agrees to pay to the Administrative Agent on the date of effectiveness of this Third Amendment, an amendment fee for the ratable account of each Lender in an aggregate amount equal to $60,000.

          4. Representations and Warranties. Other than with respect to certain recorded unusual losses during the fiscal quarter ended December 31, 1993, which losses have been disclosed to the Administrative Agent, the Co-Agents and the Lenders and may be deemed to constitute a "development or event which has had or could reasonably be expected to have a Material Adverse Effect" since March 31, 1993 under subsection 4.2 of the Credit Agreement (as to which the Parent and the Borrower make no representation or warranty), the representations and warranties of the Parent or the Borrower set forth in the Credit Agreement or which are contained in any certificate, document or financial or other statement furnished pursuant to or in connection with the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof and no Default or Event of Default has occurred and is continuing under the Credit Agreement both before and after giving effect to this Third Amendment.

          5. Conditions to Effectiveness. This Third Amendment shall become effective as of the date first above written when
(a) counterparts hereof shall have been duly executed and delivered by each of the parties hereto and (b) the Administrative Agent shall have received the fees referred to in
Section 3 hereof.

          6. Continuing Effects. Except as expressly amended or waived hereby, each of the Credit Agreement and the other Loan
Documents shall continue to be and shall remain in full force and effect in accordance with its terms.

          7. Expenses. The Borrower hereby agrees to pay and reimburse the Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, and delivery of this Third Amendment, including the fees and expenses of counsel to the Administrative Agent.

          8. Counterparts. This Third Amendment may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          9.  GOVERNING LAW.  THIS THIRD AMENDMENT SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE
STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              INTERNATIONAL MILL SERVICE, INC.


                              By: /S/ JAMES C. HULL
                                 Title: Vice President


                              ENVIROSOURCE, INC.


                              By: /S/ JAMES C. HULL
                                 Title: Vice President


                              CHEMICAL BANK,
                                as Administrative Agent, as a
                                Co-Agent and as a Lender


                              By: /S/ WILLIAM J. CAGGIANO
                                 Title: Managing Director


                              BANQUE PARIBAS,
                                as a Co-Agent and as a Lender


                              By: /S/ PIERRE-JEAN DE FILIPPIS
                                 Title: General Manager


                              By: /S/ J. N. MACDOWELL
                                 Title: Vice President


                              CREDIT LYONNAIS NEW YORK BRANCH, as
                              a Co-Agent and as a Lender


                              By: /S/ FRED HADDAD
                                 Title: Vice President


                              NATIONSBANK OF TEXAS, N.A.


                              By: /S/ SCOTT JACKSON
                                 Title: Vice President